Exhibit 99

News
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Ligocki joins PPG board of directors

PITTSBURGH, April 16, 2020 - PPG (NYSE:PPG) today announced at its annual meeting of shareholders that Kathleen A. Ligocki, former chief executive officer, Agility Fuel Solutions, LLC, has been elected to join its board of directors, effective immediately. Ligocki will serve on PPG’s board Audit Committee and its Technology and Environment Committee.

Ligocki served as chief executive officer of Agility Fuel Solutions, LLC, a leading manufacturer of natural gas solutions for medium and heavy-duty vehicles in North America, from 2015 to 2019. Prior to joining Agility, from 2014 to 2015, she was president and chief executive officer and a director of Harvest Power, Inc., a leading organic waste management company in North America. From 2012 to 2014, she was an operating partner at Kleiner Perkins Caufield & Byers, a top venture capital firm.

Prior to these positions, Ligocki held a number of leadership roles with a variety of start-up companies, as president and chief executive officer and a director of Next Autoworks, an early stage automobile manufacturer; principal at Pine Lake Partners, a consultancy for start-up companies; and president and chief executive officer at start-up Mexican automobile manufacturer and retailer, GS Motors, owned by Grupo Salinas, a Mexican conglomerate. Ligocki also served as chief executive officer of Tower Automotive, a Fortune 1000 automotive supplier, and held senior management positions at Ford Motor Company, United Technologies Corporation and General Motors Corporation. Ligocki is a director of Lear Corporation and Carpenter Technology Corporation, and served as a director of Ashland Inc. from 2004 to 2014.

“PPG’s board of directors continually seeks to maintain an appropriate balance of directors with varying tenure, expertise and diversity,” said Michael H. McGarry, PPG chairman and chief executive officer. “We are pleased that Kathleen will join the board, as her diverse and proven capabilities and industry experience will help to further strengthen the company. Kathleen’s senior leadership experience in the automotive and transportation industry will be valuable as we continue to execute our growth strategies in this key segment. As the chief executive officer of several early stage companies, she brings to the board a proven track record of driving innovation and developing processes to bring new products and services to market. Kathleen also has substantial experience managing the manufacturing and operations of multinational companies.”

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